Exhibit 99.1

VeriSign Confirms Reasons for Expected Restatement of Previously Issued Financial Statements

MOUNTAIN VIEW, CA, Nov. 22, 2006 –VeriSign, Inc. (NASDAQ: VRSN) announced on November 21, 2006 that it has determined the need to restate its historical financial statements for the years and interim periods from 2001-2005 and for the first quarter of 2006 to record additional non-cash, stock-based compensation expense related to past stock option grants. VeriSign confirmed today that the reasons for this determination are that it has identified certain grants with incorrect measurement dates, without required documentation, or with initial grant dates and prices that were subsequently modified. Based on the findings to date, the non-cash charge to the financial statements for the periods 2001 - 2005 is not expected to exceed $250 million; however, the investigation is still on-going.

About VeriSign

VeriSign, Inc. (Nasdaq: VRSN), operates intelligent infrastructure services that enable and protect billions of interactions every day across the world’s voice and data networks. Additional news and information about the company is available at www.verisign.com.

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Contacts

Media Relations: Lisa Malloy, emalloy@verisign.com <mailto:emalloy@verisign.com> , 202-270-7600

Investor Relations: Nancy Fazioli, ir@verisign.com <mailto:ir@verisign.com> , 650-426-5146

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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the fact that the Board’s independent review and Securities and Exchange Commission (SEC) inquiry relating to the Company’s historical stock option grants and practices are ongoing, that the independent review and SEC inquiry may require further adjustments to the Company’s financial statements and that VeriSign cannot predict with certainty when it may be able to file any future SEC reports; the risk that proper accounting of any adjustments to the Company’s financial statements resulting from the independent review and SEC inquiry as finally determined by the Board, KPMG LLP and/or the SEC may differ from the accounting treatment upon which the assumptions and forward looking statements in this announcement are based; uncertainty regarding the tax treatment of any adjustments to the Company’s financial statements as a result of the independent review and SEC inquiry; uncertainty that the Nasdaq Listing Qualifications Panel will grant a favorable decision regarding a possible delisting of the Company’s common stock, and, if an unfavorable decision is rendered, VeriSign’s common stock will no longer continue to remain listed on the Nasdaq Global Market; the risk that the matters described in this press release could divert management’s attention from operations; and the fact that expenses arising from the independent review and SEC inquiry, the restatement, related litigation and other associated activities are expected to be significant.

More information about potential factors that could affect the Company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and quarterly reports on Form 10-Q. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.